Exhibit 99.5

News Release

Emergent Group Inc. Reports Profit of $0.50 per Share for Fiscal Year 2006 On Record Sales

Tuesday March 27, 2007 8:00 a.m. ET

SUN VALLEY, Calif., March 27, 2007 (PRIME NEWSWIRE) -- Emergent Group Inc. (OTCBB:EMGP), a leading provider of mobile medical lasers and surgical equipment, today reported record results for the fiscal year ended December 31, 2006. Net income for the year totaled $2,723,967 or $0.50 per common share compared with $966,252 or $0.20 per common share for 2005. Full year revenues were $15,929,243 up 28% from the $12,479,263 reported for 2005.

For the Quarter ended December 31, 2006 the Company reported revenues of $3,947,282 up 15% from the $3,426,514 reported for the comparable period in 2005. Net income was $1,264,400 or $0.23 per common share compared to net income of $334,372 or $0.07 per common share for the comparable period in 2005. Results for the year and quarter include a non-cash deferred tax benefit of $905,400 or $0.16 per share for the quarter ended December 31, 2006, resulting from an adjustment to our reserve on net operating loss carryforwards.

"We are extremely pleased with the financial results and performance of Emergent Group during 2006. We achieved dramatic and record gains in both net income and revenues," said Emergent Group Chairman Bruce J. Haber.

Mr. Haber added, "Our strategic priorities continue to deliver growth that is well in excess of the industry and will provide a unique platform to continue a very healthy growth rate for the future. Emergent Group's profit for 2006 was extremely strong, with and without the deferred tax benefit, and reflects both the addition of new products and increased geographic penetration. We look forward to another outstanding performance for Emergent Group in 2007."

About Emergent Group Inc.

Emergent Group Inc. through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical") provides mobile laser and surgical equipment on a per procedure basis to hospitals, out-patient surgery centers, and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in California, Nevada, Colorado, Utah, Arizona and New York. For product and other information, visit PRI Medical's website, http://www.primedical.net.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-KSB and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.


Contact:    Emergent Group Inc.
            Investor Contact:
            Bruce J. Haber
            (914) 235-5550; ex 12
            bhaber@primedical.net

                      Emergent Group Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                                  December 31,
                                                                                      2006               2005
                                                                                -----------------  ----------------
                                    ASSETS

Current assets
     Cash                                                                       $      1,318,612   $       585,377
     Accounts receivable, net of allowance for doubtful
        accounts of $19,478 and $20,487                                                2,385,234         1,891,413
     Inventory, net of reserves of $63,408 and $80,148                                   819,591           617,596
     Prepaid expenses                                                                    151,897           157,526
     Deferred tax assets                                                                 905,400                 -
                                                                                -----------------  ----------------

            Total current assets                                                       5,580,734         3,251,912

Property and equipment, net of accumulated depreciation and
        amortization of $4,570,113 and $3,878,680                                      3,918,767         2,467,923
Goodwill                                                                               1,120,058         1,195,035
Other intangible assets, net of accumulated amortization of
        $114,940 and $56,901                                                             151,345           209,384
Deposits and other assets                                                                159,330           106,177

                                                                                -----------------  ----------------

Total assets                                                                    $     10,930,234   $     7,230,431
                                                                                =================  ================

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Current portion of capital lease obligations                               $        915,230   $       490,061
     Current portion of notes payable                                                    238,186           434,309
     Dividend payable to shareholders                                                  1,094,249           512,861
     Accounts payable                                                                    750,040         1,238,296
     Accrued expenses                                                                  1,436,385           992,579
                                                                                -----------------  ----------------

            Total current liabilities                                                  4,434,090         3,668,106

Capital lease obligations, net of current portion                                      1,855,054           454,155
Notes payable, net of current portion                                                    100,888           378,139
                                                                                -----------------  ----------------

            Total liabilities                                                          6,390,032         4,500,399

Minority interest                                                                        457,317           339,421

Shareholders' equity
     Preferred stock, $0.001 par value, non-voting 10,000,000
        shares authorized, no shares issued and outstanding                                    -                 -
     Common stock, $0.04 par value, 100,000,000 shares authorized
        5,428,604 and 5,451,631 shares issued and outstanding                            217,143           218,065
     Additional paid-in capital                                                       14,739,193        14,684,050
     Accumulated deficit                                                             (10,873,451)      (12,511,504)
                                                                                -----------------  ----------------

            Total shareholders' equity                                                 4,082,885         2,390,611

                                                                                -----------------  ----------------
 Total liabilities and shareholders' equity                                     $     10,930,234   $     7,230,431
                                                                                =================  ================

                        EMERGENT GROUP INC. Exhibit 99.5
                     Consolidated Statements of Operations



                                                                   Year Ended                  Three Months Ended
                                                                   December 31,                    December 31,
                                                            ---------------------------    --------------------------
                                                               2006           2005            2006          2005
                                                            ------------   ------------    ------------  ------------
Revenue                                                     $ 15,929,243   $ 12,479,263    $  3,947,282  $  3,426,514
Cost of goods sold                                             9,594,557      7,937,656       2,376,277     2,072,596
                                                            ------------   ------------    ------------  ------------

Gross profit                                                   6,334,686      4,541,607       1,571,005     1,353,918

Selling, general, and administrative expenses                  4,016,689      3,399,359       1,032,579       929,565
                                                            ------------   ------------    ------------  ------------

Income from operations                                         2,317,997      1,142,248         538,426       424,353

Other income (expense)                                           (15,798)         9,539         (13,921)          476
                                                            ------------   ------------    ------------  ------------
Income before provision for income taxes,
    deferred tax benefit, and minority interest                2,302,199      1,151,787         524,505       424,829
Provision for income taxes                                       (39,893)       (27,007)          8,635       (27,007)
Reversal of deferred tax valuation allowance                     905,400              -         905,400             -
                                                            ------------   ------------    ------------  ------------
Net income before minority interest                            3,167,706      1,124,780       1,438,540       397,822

Minority interest in income of consolidated
    limited liability companies                                 (443,739)      (158,528)       (174,140)      (63,450)
                                                            ------------   ------------    ------------  ------------
Net income                                                  $  2,723,967   $    966,252    $  1,264,400  $    334,372
                                                            ============   ============    ============  ============

    Basic earnings per share                                $       0.50   $       0.20    $       0.23  $       0.07
    Diluted earnings per share                              $       0.47   $       0.19    $       0.22  $       0.06

    Basic weighted-average shares outstanding                  5,455,266      4,934,430       5,447,997     5,129,808
    Diluted weighted-average shares outstanding                5,801,762      5,189,648       5,799,194     5,385,026
